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                                                                Exhibit 23.1


CONSENT TO INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this registration statement of Pediatrix Medical Group, Inc. on Form S-8 of our report dated January 29, 1996, on our audits of the financial statements and financial statement schedule of Pediatrix Medical Group, Inc., our report dated July 21, 1995, on our audit of the financial statements of Neonatal and Pediatric Intensive Care Medical Group, Inc. and our report dated June 17, 1996, on our audit of the financial statements of Rocky Mountain Neonatology, P.C., which reports appear in the registration statement on Form S-1 of Pediatrix Medical Group, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.


/s/ Coopers & Lybrand L.L.P.


Fort Lauderdale, Florida
June 28, 1996